Exhibit 99.1

AT THE COMPANY	AT CAMERON ASSOCIATES
David Shackelton –Chief Financial Officer	Alison Ziegler 212/554-5469
520/747-6600

FOR IMMEDIATE RELEASE

Providence Service Corporation Names Matthew K. Umscheid

Senior Vice President of Strategic Services

TUCSON, ARIZONA – November 2, 2015 -- The Providence Service Corporation (Nasdaq: PRSC) today announced that it has named Matthew K. Umscheid to the newly created position of Senior Vice President of Strategic Services. Umscheid will report to James Lindstrom, Providence’s Chief Executive Officer, and will support the Company’s vertical CEOs to further develop superior solutions for our clients.

James M. Lindstrom, CEO of Providence, stated, “Matt brings experience and expertise as a trusted advisor to CEOs on strategic development, operational diligence and integration. More specifically, his direct experience in the healthcare services sector and his ability to forge robust and collaborative relationships with leadership teams will enable him to contribute to our value creation strategy and establish a roadmap for future acquisitions and integrations by Providence and our verticals.”

Matthew Umscheid, age 44, joins Providence from Parthenon Capital Partners, where most recently he was Director, Strategy and Implementation. Mr. Umscheid led multiple value creation projects within healthcare services, including portfolio company strategy and operational improvement, carve outs, merger integration and business intelligence. Umscheid has served on the boards of Parthenon healthcare services companies as well as worked as an advisor and board observer for multiple financial and business services companies. Prior to 2007, Umscheid was Manager and Consultant with L.E.K. Consulting. Umscheid has an MBA from Tuck School of Business, Dartmouth College and a BS in Civil Engineering from University of Notre Dame.

About The Providence Service Corporation

The Providence Service Corporation provides and manages multiple healthcare and social services, comprised of non-emergency transportation services, workforce development services, legal offender rehabilitation services, and health assessment services in the United States and abroad. For more information, please visit prscholdings.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, our continuing relationship with government entities and our ability to procure business from them, our ability to manage growing and changing operations, the implementation of the healthcare reform law, state budget changes and legislation and other risks detailed in Providence’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and subsequent filings. Providence is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

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